--------------------------
                                                              OMB APPROVAL
                                                      --------------------------
                                                      OMB Number:      3235-0145
                                                      Expires: December 31, 2005
                                                      Estimated  average  burden
                                                      hours per response......11
                                                      --------------------------


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2 )*


                              La Quinta Corporation
                           La Quinta Properties, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


     Common Stock, par value $0.01 per share (held as part of Paired Shares)
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    50419U202
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 Mark C. Wehrly
                       Farallon Capital Management, L.L.C.
                         One Maritime Plaza, Suite 1325
                         San Francisco, California 94111
                                 (415) 421-2132
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)


                                 January 3, 2006
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 13d-1(f) or 240.13d-1(g), check the following box [ ].

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)
                               Page 1 of 49 Pages
                         Exhibit Index Found on Page 47

                                       13D
===================
CUSIP No. 50419U202
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Noonday Asset Management, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 19,624,000 Paired Shares, which is 9.7% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)

                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            Delaware
------------====================================================================
                           SOLE VOTING POWER
                   7
                           -0-
  NUMBER OF    ------------=====================================================
PAIRED SHARES              SHARED VOTING POWER
 BENEFICIALLY      8
   OWNED BY                15,959,000
     EACH      ------------=====================================================
  REPORTING                SOLE DISPOSITIVE POWER
 PERSON WITH       9
                           -0-
               ------------=====================================================
                           SHARED DISPOSITIVE POWER
                   10
                           15,959,000
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            15,959,000
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN PAIRED SHARES (See Instructions)              [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            7.9%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================


                               Page 2 of 49 Pages

                                       13D
===================
CUSIP No. 50419U202
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Noonday G.P. (U.S.), L.L.C.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 19,624,000 Paired Shares, which is 9.7% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)

                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            Delaware
------------====================================================================
                           SOLE VOTING POWER
                   7
                           -0-
  NUMBER OF    ------------=====================================================
PAIRED SHARES              SHARED VOTING POWER
 BENEFICIALLY      8
   OWNED BY                15,959,000
     EACH      ------------=====================================================
  REPORTING                SOLE DISPOSITIVE POWER
 PERSON WITH       9
                           -0-
               ------------=====================================================
                           SHARED DISPOSITIVE POWER
                   10
                           15,959,000
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            15,959,000
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN PAIRED SHARES (See Instructions)              [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            7.9%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            OO
------------====================================================================


                               Page 3 of 49 Pages

                                       13D
===================
CUSIP No. 50419U202
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Noonday Capital, L.L.C.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 19,624,000 Paired Shares, which is 9.7% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)

                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            Delaware
------------====================================================================
                           SOLE VOTING POWER
                   7
                           -0-
  NUMBER OF    ------------=====================================================
PAIRED SHARES              SHARED VOTING POWER
 BENEFICIALLY      8
   OWNED BY                15,959,000
     EACH      ------------=====================================================
  REPORTING                SOLE DISPOSITIVE POWER
 PERSON WITH       9
                           -0-
               ------------=====================================================
                           SHARED DISPOSITIVE POWER
                   10
                           15,959,000
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            15,959,000
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN PAIRED SHARES (See Instructions)              [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            7.9%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            OO
------------====================================================================


                               Page 4 of 49 Pages

                                       13D
===================
CUSIP No. 50419U202
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            David I. Cohen
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 19,624,000 Paired Shares, which is 9.7% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)

                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                           SOLE VOTING POWER
                   7
                           -0-
  NUMBER OF    ------------=====================================================
PAIRED SHARES              SHARED VOTING POWER
 BENEFICIALLY      8
   OWNED BY                15,959,000
     EACH      ------------=====================================================
  REPORTING                SOLE DISPOSITIVE POWER
 PERSON WITH       9
                           -0-
               ------------=====================================================
                           SHARED DISPOSITIVE POWER
                   10
                           15,959,000
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            15,959,000
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN PAIRED SHARES (See Instructions)              [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            7.9%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                               Page 5 of 49 Pages

                                       13D
===================
CUSIP No. 50419U202
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Saurabh K. Mittal
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 19,624,000 Paired Shares, which is 9.7% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)

                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            India
------------====================================================================
                           SOLE VOTING POWER
                   7
                           -0-
  NUMBER OF    ------------=====================================================
PAIRED SHARES              SHARED VOTING POWER
 BENEFICIALLY      8
   OWNED BY                15,959,000
     EACH      ------------=====================================================
  REPORTING                SOLE DISPOSITIVE POWER
 PERSON WITH       9
                           -0-
               ------------=====================================================
                           SHARED DISPOSITIVE POWER
                   10
                           15,959,000
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            15,959,000
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN PAIRED SHARES (See Instructions)              [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            7.9%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                               Page 6 of 49 Pages

                                       13D
===================
CUSIP No. 50419U202
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Noonday Capital Partners, L.L.C.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 19,624,000 Paired Shares, which is 9.7% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            WC, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)

                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            Delaware
------------====================================================================
                           SOLE VOTING POWER
                   7
                           -0-
  NUMBER OF    ------------=====================================================
PAIRED SHARES              SHARED VOTING POWER
 BENEFICIALLY      8
   OWNED BY                511,900
     EACH      ------------=====================================================
  REPORTING                SOLE DISPOSITIVE POWER
 PERSON WITH       9
                           -0-
               ------------=====================================================
                           SHARED DISPOSITIVE POWER
                   10
                           511,900
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            511,900
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN PAIRED SHARES (See Instructions)              [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            0.3%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            OO
------------====================================================================


                               Page 7 of 49 Pages

                                       13D
===================
CUSIP No. 50419U202
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Partners, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 19,624,000 Paired Shares, which is 9.7% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            WC, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)

                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            California
------------====================================================================
                           SOLE VOTING POWER
                   7
                           -0-
  NUMBER OF    ------------=====================================================
PAIRED SHARES              SHARED VOTING POWER
 BENEFICIALLY      8
   OWNED BY                5,806,375
     EACH      ------------=====================================================
  REPORTING                SOLE DISPOSITIVE POWER
 PERSON WITH       9
                           -0-
               ------------=====================================================
                           SHARED DISPOSITIVE POWER
                   10
                           5,806,375
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            5,806,375
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN PAIRED SHARES (See Instructions)              [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            2.9%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================


                               Page 8 of 49 Pages

                                       13D
===================
CUSIP No. 50419U202
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Institutional Partners, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 19,624,000 Paired Shares, which is 9.7% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            WC
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)

                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            California
------------====================================================================
                           SOLE VOTING POWER
                   7
                           -0-
  NUMBER OF    ------------=====================================================
PAIRED SHARES              SHARED VOTING POWER
 BENEFICIALLY      8
   OWNED BY                5,113,900
     EACH      ------------=====================================================
  REPORTING                SOLE DISPOSITIVE POWER
 PERSON WITH       9
                           -0-
               ------------=====================================================
                           SHARED DISPOSITIVE POWER
                   10
                           5,113,900
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            5,113,900
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN PAIRED SHARES (See Instructions)              [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            2.5%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================


                               Page 9 of 49 Pages

                                       13D
===================
CUSIP No. 50419U202
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Institutional Partners II, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 19,624,000 Paired Shares, which is 9.7% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            WC
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)

                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            California
------------====================================================================
                           SOLE VOTING POWER
                   7
                           -0-
  NUMBER OF    ------------=====================================================
PAIRED SHARES              SHARED VOTING POWER
 BENEFICIALLY      8
   OWNED BY                893,500
     EACH      ------------=====================================================
  REPORTING                SOLE DISPOSITIVE POWER
 PERSON WITH       9
                           -0-
               ------------=====================================================
                           SHARED DISPOSITIVE POWER
                   10
                           893,500
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            893,500
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN PAIRED SHARES (See Instructions)              [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            0.4%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================


                               Page 10 of 49 Pages

                                       13D
===================
CUSIP No. 50419U202
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Institutional Partners III, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 19,624,000 Paired Shares, which is 9.7% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            WC
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)

                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            Delaware
------------====================================================================
                           SOLE VOTING POWER
                   7
                           -0-
  NUMBER OF    ------------=====================================================
PAIRED SHARES              SHARED VOTING POWER
 BENEFICIALLY      8
   OWNED BY                874,000
     EACH      ------------=====================================================
  REPORTING                SOLE DISPOSITIVE POWER
 PERSON WITH       9
                           -0-
               ------------=====================================================
                           SHARED DISPOSITIVE POWER
                   10
                           874,000
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            874,000
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN PAIRED SHARES (See Instructions)              [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            0.4%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================


                               Page 11 of 49 Pages

                                       13D
===================
CUSIP No. 50419U202
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Tinicum Partners, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 19,624,000 Paired Shares, which is 9.7% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            WC, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)

                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            New York
------------====================================================================
                           SOLE VOTING POWER
                   7
                           -0-
  NUMBER OF    ------------=====================================================
PAIRED SHARES              SHARED VOTING POWER
 BENEFICIALLY      8
   OWNED BY                185,500
     EACH      ------------=====================================================
  REPORTING                SOLE DISPOSITIVE POWER
 PERSON WITH       9
                           -0-
               ------------=====================================================
                           SHARED DISPOSITIVE POWER
                   10
                           185,500
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            185,500
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN PAIRED SHARES (See Instructions)              [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            0.1%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================


                               Page 12 of 49 Pages

                                       13D
===================
CUSIP No. 50419U202
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Offshore Investors II, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 19,624,000 Paired Shares, which is 9.7% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            WC, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)

                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            Cayman Islands
------------====================================================================
                           SOLE VOTING POWER
                   7
                           -0-
  NUMBER OF    ------------=====================================================
PAIRED SHARES              SHARED VOTING POWER
 BENEFICIALLY      8
   OWNED BY                2,847,100
     EACH      ------------=====================================================
  REPORTING                SOLE DISPOSITIVE POWER
 PERSON WITH       9
                           -0-
               ------------=====================================================
                           SHARED DISPOSITIVE POWER
                   10
                           2,847,100
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            2,847,100
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN PAIRED SHARES (See Instructions)              [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            1.4%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================


                               Page 13 of 49 Pages

                                       13D
===================
CUSIP No. 50419U202
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Management, L.L.C.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 19,624,000 Paired Shares, which is 9.7% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)

                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            Delaware
------------====================================================================
                           SOLE VOTING POWER
                   7
                           -0-
  NUMBER OF    ------------=====================================================
PAIRED SHARES              SHARED VOTING POWER
 BENEFICIALLY      8
   OWNED BY                3,391,725
     EACH      ------------=====================================================
  REPORTING                SOLE DISPOSITIVE POWER
 PERSON WITH       9
                           -0-
               ------------=====================================================
                           SHARED DISPOSITIVE POWER
                   10
                           3,391,725
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            3,391,725
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN PAIRED SHARES (See Instructions)              [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            1.7%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IA, OO
------------====================================================================


                               Page 14 of 49 Pages

                                       13D
===================
CUSIP No. 50419U202
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Partners, L.L.C.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 19,624,000 Paired Shares, which is 9.7% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)

                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            Delaware
------------====================================================================
                           SOLE VOTING POWER
                   7
                           -0-
  NUMBER OF    ------------=====================================================
PAIRED SHARES              SHARED VOTING POWER
 BENEFICIALLY      8
   OWNED BY                16,232,275
     EACH      ------------=====================================================
  REPORTING                SOLE DISPOSITIVE POWER
 PERSON WITH       9
                           -0-
               ------------=====================================================
                           SHARED DISPOSITIVE POWER
                   10
                           16,232,275
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            16,232,275
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN PAIRED SHARES (See Instructions)              [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            8.0%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            OO
------------====================================================================


                               Page 15 of 49 Pages

                                       13D
===================
CUSIP No. 50419U202
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Chun R. Ding
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 19,624,000 Paired Shares, which is 9.7% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)

                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                           SOLE VOTING POWER
                   7
                           -0-
  NUMBER OF    ------------=====================================================
PAIRED SHARES              SHARED VOTING POWER
 BENEFICIALLY      8
   OWNED BY                19,624,000
     EACH      ------------=====================================================
  REPORTING                SOLE DISPOSITIVE POWER
 PERSON WITH       9
                           -0-
               ------------=====================================================
                           SHARED DISPOSITIVE POWER
                   10
                           19,624,000
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            19,624,000
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN PAIRED SHARES (See Instructions)              [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            9.7%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                               Page 16 of 49 Pages

                                       13D
===================
CUSIP No. 50419U202
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            William F. Duhamel
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 19,624,000 Paired Shares, which is 9.7% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)

                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                           SOLE VOTING POWER
                   7
                           -0-
  NUMBER OF    ------------=====================================================
PAIRED SHARES              SHARED VOTING POWER
 BENEFICIALLY      8
   OWNED BY                19,624,000
     EACH      ------------=====================================================
  REPORTING                SOLE DISPOSITIVE POWER
 PERSON WITH       9
                           -0-
               ------------=====================================================
                           SHARED DISPOSITIVE POWER
                   10
                           19,624,000
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            19,624,000
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN PAIRED SHARES (See Instructions)              [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            9.7%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                               Page 17 of 49 Pages

                                       13D
===================
CUSIP No. 50419U202
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Charles E. Ellwein
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 19,624,000 Paired Shares, which is 9.7% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)

                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                           SOLE VOTING POWER
                   7
                           -0-
  NUMBER OF    ------------=====================================================
PAIRED SHARES              SHARED VOTING POWER
 BENEFICIALLY      8
   OWNED BY                19,624,000
     EACH      ------------=====================================================
  REPORTING                SOLE DISPOSITIVE POWER
 PERSON WITH       9
                           -0-
               ------------=====================================================
                           SHARED DISPOSITIVE POWER
                   10
                           19,624,000
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            19,624,000
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN PAIRED SHARES (See Instructions)              [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            9.7%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                               Page 18 of 49 Pages

                                       13D
===================
CUSIP No. 50419U202
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Richard B. Fried
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 19,624,000 Paired Shares, which is 9.7% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)

                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                           SOLE VOTING POWER
                   7
                           -0-
  NUMBER OF    ------------=====================================================
PAIRED SHARES              SHARED VOTING POWER
 BENEFICIALLY      8
   OWNED BY                19,624,000
     EACH      ------------=====================================================
  REPORTING                SOLE DISPOSITIVE POWER
 PERSON WITH       9
                           -0-
               ------------=====================================================
                           SHARED DISPOSITIVE POWER
                   10
                           19,624,000
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            19,624,000
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN PAIRED SHARES (See Instructions)              [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            9.7%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                               Page 19 of 49 Pages

                                       13D
===================
CUSIP No. 50419U202
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Monica R. Landry
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 19,624,000 Paired Shares, which is 9.7% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)

                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                           SOLE VOTING POWER
                   7
                           -0-
  NUMBER OF    ------------=====================================================
PAIRED SHARES              SHARED VOTING POWER
 BENEFICIALLY      8
   OWNED BY                19,624,000
     EACH      ------------=====================================================
  REPORTING                SOLE DISPOSITIVE POWER
 PERSON WITH       9
                           -0-
               ------------=====================================================
                           SHARED DISPOSITIVE POWER
                   10
                           19,624,000
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            19,624,000
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN PAIRED SHARES (See Instructions)              [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            9.7%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                               Page 20 of 49 Pages

                                       13D
===================
CUSIP No. 50419U202
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            William F. Mellin
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 19,624,000 Paired Shares, which is 9.7% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)

                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                           SOLE VOTING POWER
                   7
                           -0-
  NUMBER OF    ------------=====================================================
PAIRED SHARES              SHARED VOTING POWER
 BENEFICIALLY      8
   OWNED BY                19,624,000
     EACH      ------------=====================================================
  REPORTING                SOLE DISPOSITIVE POWER
 PERSON WITH       9
                           -0-
               ------------=====================================================
                           SHARED DISPOSITIVE POWER
                   10
                           19,624,000
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            19,624,000
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN PAIRED SHARES (See Instructions)              [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            9.7%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                               Page 21 of 49 Pages

                                       13D
===================
CUSIP No. 50419U202
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Stephen L. Millham
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 19,624,000 Paired Shares, which is 9.7% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)

                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                           SOLE VOTING POWER
                   7
                           -0-
  NUMBER OF    ------------=====================================================
PAIRED SHARES              SHARED VOTING POWER
 BENEFICIALLY      8
   OWNED BY                19,624,000
     EACH      ------------=====================================================
  REPORTING                SOLE DISPOSITIVE POWER
 PERSON WITH       9
                           -0-
               ------------=====================================================
                           SHARED DISPOSITIVE POWER
                   10
                           19,624,000
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            19,624,000
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN PAIRED SHARES (See Instructions)              [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            9.7%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                               Page 22 of 49 Pages

                                       13D
===================
CUSIP No. 50419U202
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Jason E. Moment [See Preliminary Note]
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 19,624,000 Paired Shares, which is 9.7% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)

                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                           SOLE VOTING POWER
                   7
                           -0-
  NUMBER OF    ------------=====================================================
PAIRED SHARES              SHARED VOTING POWER
 BENEFICIALLY      8
   OWNED BY                19,624,000
     EACH      ------------=====================================================
  REPORTING                SOLE DISPOSITIVE POWER
 PERSON WITH       9
                           -0-
               ------------=====================================================
                           SHARED DISPOSITIVE POWER
                   10
                           19,624,000
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            19,624,000
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN PAIRED SHARES (See Instructions)              [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            9.7%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                               Page 23 of 49 Pages

                                       13D
===================
CUSIP No. 50419U202
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Rajiv A. Patel
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 19,624,000 Paired Shares, which is 9.7% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)

                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                           SOLE VOTING POWER
                   7
                           -0-
  NUMBER OF    ------------=====================================================
PAIRED SHARES              SHARED VOTING POWER
 BENEFICIALLY      8
   OWNED BY                19,624,000
     EACH      ------------=====================================================
  REPORTING                SOLE DISPOSITIVE POWER
 PERSON WITH       9
                           -0-
               ------------=====================================================
                           SHARED DISPOSITIVE POWER
                   10
                           19,624,000
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            19,624,000
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN PAIRED SHARES (See Instructions)              [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            9.7%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                               Page 24 of 49 Pages

                                       13D
===================
CUSIP No. 50419U202
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Derek C. Schrier
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 19,624,000 Paired Shares, which is 9.7% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)

                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                           SOLE VOTING POWER
                   7
                           -0-
  NUMBER OF    ------------=====================================================
PAIRED SHARES              SHARED VOTING POWER
 BENEFICIALLY      8
   OWNED BY                19,624,000
     EACH      ------------=====================================================
  REPORTING                SOLE DISPOSITIVE POWER
 PERSON WITH       9
                           -0-
               ------------=====================================================
                           SHARED DISPOSITIVE POWER
                   10
                           19,624,000
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            19,624,000
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN PAIRED SHARES (See Instructions)              [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            9.7%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                               Page 25 of 49 Pages

                                       13D
===================
CUSIP No. 50419U202
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Thomas F. Steyer
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 19,624,000 Paired Shares, which is 9.7% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)

                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                           SOLE VOTING POWER
                   7
                           -0-
  NUMBER OF    ------------=====================================================
PAIRED SHARES              SHARED VOTING POWER
 BENEFICIALLY      8
   OWNED BY                19,624,000
     EACH      ------------=====================================================
  REPORTING                SOLE DISPOSITIVE POWER
 PERSON WITH       9
                           -0-
               ------------=====================================================
                           SHARED DISPOSITIVE POWER
                   10
                           19,624,000
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            19,624,000
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN PAIRED SHARES (See Instructions)              [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            9.7%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                               Page 26 of 49 Pages

                                       13D
===================
CUSIP No. 50419U202
===================

------------====================================================================
            NAMES OF REPORTING PERSONS
    1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Mark C. Wehrly
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [   ]
                                                              (b) [ X ]**
    2
                  ** The reporting persons making this filing hold an aggregate of 19,624,000 Paired Shares, which is 9.7% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page.
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            AF, OO
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)

                                                                  [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                           SOLE VOTING POWER
                   7
                           -0-
  NUMBER OF    ------------=====================================================
PAIRED SHARES              SHARED VOTING POWER
 BENEFICIALLY      8
   OWNED BY                19,624,000
     EACH      ------------=====================================================
  REPORTING                SOLE DISPOSITIVE POWER
 PERSON WITH       9
                           -0-
               ------------=====================================================
                           SHARED DISPOSITIVE POWER
                   10
                           19,624,000
------------====================================================================
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
            19,624,000
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN PAIRED SHARES (See Instructions)              [   ]

------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            9.7%
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================


                              Page 27 of 49 Pages

         This  Amendment No. 2 to Schedule 13D amends the Schedule 13D initially filed on November  23, 2005  (collectively,  with all  amendments  thereto,  the

"Schedule 13D").

        Preliminary Note: This Amendment reports that effective on January 1,

2006 Jason E. Moment became a managing member of Farallon Capital Management,

L.L.C. and Farallon Partners, L.L.C., two of the Reporting Persons listed below,

and as such may be deemed to be a beneficial owner of the securities beneficially owned by such entities as of such date.

Item 2.  Identity And Background
-------  ------------------------

         Item 2 of the Schedule 13D is amended and restated in its entirety as follows:

         (a) This statement is filed by the entities and persons listed below,

all of whom together are referred to herein as the "Reporting Persons."

         The Noonday Fund
         ----------------

                  (i) Noonday Capital Partners, L.L.C., a Delaware limited liability company (the "Noonday Fund"), with respect to the Paired Shares held by it.

         The Noonday Sub-adviser Entities
         --------------------------------

                  (ii) Noonday G.P. (U.S.), L.L.C., a Delaware limited liability company which is a sub-investment adviser to each of the Funds and the Managed Accounts (the "First Noonday Sub-adviser"), with respect to all of the Paired Shares held by the Noonday Fund and certain of the Paired Shares held by the Farallon Funds and the Managed Accounts;

                  (iii) Noonday Asset Management, L.P., a Delaware limited partnership, which is a sub-investment adviser to each of the Funds and the Managed Accounts (the "Second Noonday Sub-adviser"), with respect to all of the Paired Shares held by the Noonday Fund and certain of the Paired Shares held by the Farallon Funds and the Managed Accounts; and

                  (iv) Noonday Capital, L.L.C., a Delaware limited liability company which is the general partner of the Second Noonday Sub-adviser (the "Noonday General Partner"), with respect to all of the Paired Shares held by the Noonday Fund and certain of the Paired Shares held by the Farallon Funds and the Managed Accounts.


                              Page 28 of 49 Pages

         The First Noonday Sub-adviser, the Second Noonday Sub-adviser and the Noonday General Partner are together referred to herein as the "Noonday Sub-adviser Entities."

         The Noonday Managing Members
         ----------------------------

                  (v) David I. Cohen ("Cohen") and Saurabh K. Mittal ("Mittal"), the managing members of both the First Noonday Sub-adviser and the Noonday General Partner, with respect to all of the Paired Shares held by the Noonday Fund and certain of the Paired Shares held by the Farallon Funds and the Managed Accounts.

         Cohen and Mittal are referred to herein as the "Noonday Individual Reporting Persons."

         The Farallon Funds
         ------------------

                 (vi) Farallon Capital Partners, L.P., a California limited partnership ("FCP"), with respect to the Paired Shares held by it;

                 (vii) Farallon Capital Institutional Partners, L.P., a California limited partnership ("FCIP"), with respect to the Paired Shares held by it;

                 (viii) Farallon Capital Institutional Partners II, L.P., a California limited partnership ("FCIP II"), with respect to the Paired Shares held by it;

                 (ix) Farallon Capital Institutional Partners III, L.P., a Delaware limited partnership ("FCIP III"), with respect to the Paired Shares held by it;

                 (x) Tinicum Partners, L.P., a New York limited partnership ("Tinicum"), with respect to the Paired Shares held by it; and

                 (xi) Farallon Capital Offshore Investors II, L.P., a Cayman Islands exempted limited partnership ("FCOI II"), with respect to the Paired Shares held by it.

        FCP, FCIP, FCIP II, FCIP III, Tinicum and FCOI II are together referred to herein as the "Farallon Funds." The Noonday Fund and the Farallon Funds are together referred to herein as the "Funds."



                              Page 29 of 49 Pages

         The Management Company
         ----------------------

                 (xii) Farallon Capital Management, L.L.C., a Delaware limited liability company (the "Management Company"), with respect to the Paired Shares held by certain accounts managed by the Management Company (the "Managed Accounts").

         The Farallon General Partner
         ----------------------------

                 (xiii) Farallon Partners, L.L.C., a Delaware limited liability company which is the general partner of each of the Farallon Funds and the managing member of the Noonday Fund (the "Farallon General Partner"), with respect to the Paired Shares held by each of the Funds.

         The Farallon Managing Members
         -----------------------------

                  (xiv) The following persons who are managing members of both the Farallon General Partner and the Management Company, with respect to the Paired Shares held by the Funds and the Managed Accounts: Chun R. Ding ("Ding"), William F. Duhamel ("Duhamel"), Charles E. Ellwein ("Ellwein"), Richard B. Fried ("Fried"), Monica R. Landry ("Landry"), William F. Mellin ("Mellin"), Stephen L. Millham ("Millham"), Jason E. Moment ("Moment"), Rajiv A. Patel ("Patel"), Derek C. Schrier ("Schrier"), Thomas F. Steyer ("Steyer") and Mark C. Wehrly ("Wehrly").

         Ding, Duhamel, Ellwein, Fried, Landry, Mellin, Millham, Moment, Patel,

Schrier, Steyer and Wehrly are together referred to herein as the "Farallon

Individual Reporting Persons." The Noonday Individual Reporting Persons and the

Farallon Individual Reporting Persons are together referred to herein as the

"Individual Reporting Persons."

         (b) The address of the principal business and principal office of (i)

the Funds, the Management Company and the Farallon General Partner is One

Maritime Plaza, Suite 1325, San Francisco, California 94111, (ii) the Noonday

Sub-adviser Entities is 227 West Trade Street, Suite 2140, Charlotte, North

Carolina 28202, and (iii) each of the Individual Reporting Persons is set forth in Annex 1 hereto.

         (c) The principal business of each of the Funds is that of a private investment fund engaging in the purchase and sale of investments for its own account. The principal business of





                              Page 30 of 49 Pages
the First Noonday Sub-adviser and the Second Noonday Sub-adviser is to act as a sub-investment adviser to the Funds and the Managed Accounts. The principal business of the Noonday General Partner is to act as the general partner of the

Second Noonday Sub-adviser. The principal business of the Management Company is that of a registered investment adviser. The principal business of the Farallon

General Partner is to act as the general partner of the Farallon Funds and the managing member of the Noonday Fund. The principal business of each of the

Individual Reporting Persons is set forth in Annex 1 hereto.

         (d) None of the Funds, the Noonday Sub-adviser Entities, the Management

Company, the Farallon General Partner or the Individual Reporting Persons has,

during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

         (e) None of the Funds, the Noonday Sub-adviser Entities, the Management

Company, the Farallon General Partner or the Individual Reporting Persons has,

during the last five years, been party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

         (f) The citizenship of each of the Funds, the Noonday Sub-adviser

Entities, the Management Company and the Farallon General Partner is set forth above. Each of the Individual Reporting Persons other than Mittal is a citizen of the United States. Mittal is a citizen of India.

         The other information required by Item 2 relating to the identity and background of the Reporting Persons is set forth in Annex 1 hereto.




                               Page 31 of 49 Pages

         Item 3. Source And Amount Of Funds And Other Consideration
         ------- --------------------------------------------------

         Item  3 of  the  Schedule  13D  is  amended  and  supplemented  by  the following:

         The net investment cost (including commissions) for the Paired Shares acquired by each of the Funds other than FCOI II since the filing of the prior

Schedule 13D is set forth below:

         Entity         Paired Shares Acquired     Approximate Net
         ------         ----------------------     ---------------
                                                   Investment Cost
                                                   ---------------
         Noonday Fund            99,400             $  1,107,707
         FCP                  1,452,700             $ 16,192,998
         FCIP                 1,020,500             $ 11,370,047
         FCIP II                182,300             $  2,029,426
         FCIP III               107,800             $  1,200,231
         Tinicum                 46,300             $    515,803

         The consideration for such acquisitions was obtained as follows: (i)

with respect to the Noonday Fund, FCP and Tinicum, from working capital and/or from borrowings pursuant to margin accounts maintained in the ordinary course of business by the Noonday Fund, FCP and Tinicum at Goldman, Sachs & Co.; and (ii)

with respect to FCIP, FCIP II and FCIP III, from working capital. The Noonday

Fund, FCP and Tinicum hold certain securities in their respective margin accounts at Goldman, Sachs & Co., and the accounts may from time to time have debit balances. It is not possible to determine the amount of borrowings, if any, used to acquire the Paired Shares.

         There have been no acquisitions of Paired Shares by FCOI II or the

Managed Accounts since the filing of the prior Schedule 13D.

Item 5.  Interest In Securities Of The Issuer
-------  ------------------------------------

         Item 5 of the Schedule 13D is amended and restated in its entirety as follows:



                              Page 32 of 49 Pages

         (a)      The Funds
                  ---------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for each Fund is incorporated herein by reference for each such Fund. The percentage amount set forth in Row 13 for all cover pages filed herewith is calculated based upon the 202,734,763 Paired Shares outstanding as of December 19, 2005 as reported by the Company in its Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on December 21, 2005.

                  (c) The trade dates, number of Paired Shares purchased or sold and the price per Paired Share (including commissions) for all purchases and sales of the Paired Shares by the Funds since the filing of the prior Schedule 13D are set forth on Schedules A-F hereto and are incorporated herein by reference. All of such transactions were open-market transactions.

                  (d) Each of the First Noonday Sub-adviser, the Second Noonday Sub-adviser and the Farallon General Partner has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all or certain of the Paired Shares held by the Funds as reported herein. The Noonday General Partner is the general partner of the Second Noonday Sub-adviser. The Noonday Individual Reporting Persons are managing members of both the First Noonday Sub-adviser and the Noonday General Partner. The Farallon Individual Reporting Persons are managing members of the Farallon General Partner.

                  (e)      Not applicable.

         (b)      The Noonday Sub-adviser Entities
                  --------------------------------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for each Noonday Sub-adviser Entity is incorporated herein by reference for each such Noonday Sub-adviser Entity.

                  (c)      None.

                  (d) Each of the First Noonday Sub-adviser, the Second Noonday Sub-adviser and the Farallon General Partner has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all or certain of the Paired Shares held by the Funds as reported herein. Each of the First Noonday Sub-adviser, the Second Noonday Sub-adviser and the Management Company has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all or certain of the Paired Shares held by the Managed Accounts as reported herein. The Noonday General Partner is the general partner of the Second Noonday






                              Page 33 of 49 Pages

                           Sub-adviser. The Noonday Individual Reporting Persons are managing members of both the First Noonday Sub-adviser and the Noonday General Partner. The Farallon Individual Reporting Persons are managing members of both the Farallon General Partner and the Management Company.

                  (e)      Not applicable.

         (c)      The Noonday Individual Reporting Persons
                  ----------------------------------------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for each Noonday Individual Reporting Person is incorporated herein by reference for each such Noonday Individual Reporting Person.

                  (c)      None.

                  (d) Each of the First Noonday Sub-adviser, the Second Noonday Sub-adviser and the Farallon General Partner has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all or certain of the Paired Shares held by the Funds. Each of the First Noonday Sub-adviser, the Second Noonday Sub-adviser and the Management Company has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all or certain of the Paired Shares held by the Managed Accounts. The Noonday General Partner is the general partner of the Second Noonday Sub-adviser. The Noonday Individual Reporting Persons are managing members of both the First Noonday Sub-adviser and the Noonday General Partner. The Farallon Individual Reporting Persons are managing members of both the Farallon General Partner and the Management Company.

                  (e)      Not applicable.

         (d)      The Management Company
                  ----------------------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for the Management Company is incorporated herein by reference.

                  (c)      None.

                  (d) Each of the First Noonday Sub-adviser, the Second Noonday Sub-adviser and the Management Company has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all or certain of the Paired Shares held by the Managed Accounts as reported herein. The Noonday General Partner is the general partner of the Second Noonday Sub-adviser. The Noonday Individual Reporting Persons are managing members of both the First Noonday Sub-adviser and the




                              Page 34 of 49 Pages

                           Noonday  General  Partner.  The  Farallon  Individual
                           Reporting   Persons  are  managing   members  of  the
                           Management Company.

                  (e)      Not applicable.

         (e)      The Farallon General Partner
                  ----------------------------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for the Farallon General Partner is incorporated herein by reference.

                  (c)      None.

                  (d) Each of the First Noonday Sub-adviser, the Second Noonday Sub-adviser and the Farallon General Partner has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all or certain of the Paired Shares held by the Funds as reported herein. The Noonday General Partner is the general partner of the Second Noonday Sub-adviser. The Noonday Individual Reporting Persons are managing members of both the First Noonday Sub-adviser and the Noonday General Partner. The Farallon Individual Reporting Persons are managing members of the Farallon General Partner.

                  (e)      Not applicable.

         (f)      The Farallon Individual Reporting Persons
                  -----------------------------------------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for each Farallon Individual Reporting Person is incorporated herein by reference for each such Farallon Individual Reporting Person.

                  (c)      None.

                  (d) Each of the First Noonday Sub-adviser, the Second Noonday Sub-adviser and the Farallon General Partner has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all or certain of the Paired Shares held by the Funds as reported herein. Each of the First Noonday Sub-adviser, the Second Noonday Sub-adviser and the Management Company has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, all or certain of the Paired Shares held by the Managed Accounts as reported herein. The Noonday General Partner is the general partner of the Second Noonday Sub-adviser. The Noonday Individual Reporting Persons are managing members of both the First Noonday Sub-adviser and the Noonday General Partner. The Farallon Individual Reporting Persons are managing members of both the Farallon General Partner and the Management Company.




                              Page 35 of 49 Pages

                  (e)      Not applicable.

         The Paired Shares reported hereby for the Funds are owned directly by the Funds and those reported by the Management Company on behalf of the Managed Accounts are owned directly by the Managed Accounts. The First Noonday
Sub-adviser and the Second Noonday Sub-adviser, as sub-investment advisers to the Funds and the Managed Accounts, may be deemed to be the beneficial owners of all such Paired Shares owned by the Noonday Fund and certain of the Paired Shares owned by the Farallon Funds and the Managed Accounts. The Noonday General Partner, as general partner to the Second Noonday Sub-adviser, may be deemed to be the beneficial owner of all such Paired Shares owned by the Noonday Fund and certain of the Paired Shares owned by the Farallon Funds and the Managed Accounts. The Noonday Individual Reporting Persons, as managing members of both the First Noonday Sub-adviser and the Noonday General Partner, may each be deemed to be the beneficial owner of all such Paired Shares owned by the Noonday Fund and certain of the Paired Shares owned by the Farallon Funds and the
Managed Accounts. The Management Company, as investment adviser to the Managed Accounts, may be deemed to be the beneficial owner of all such Paired Shares owned by the Managed Accounts. The Farallon General Partner, as general partner to the Farallon Funds and managing member of the Noonday Fund, may be deemed to be the beneficial owner of all such Paired Shares owned by the Funds. The Farallon Individual Reporting Persons, as managing members of both the Management Company and the Farallon General Partner with the power to exercise investment discretion, may each be deemed to be the beneficial owner of all such Paired Shares owned by the Funds and the Managed Accounts. Each of the Noonday Sub-adviser Entities, the Management Company, the Farallon General Partner and the Individual Reporting Persons hereby disclaims any beneficial ownership of any such Paired Shares.

Item 7.  Materials To Be Filed As Exhibits
-------  ---------------------------------

         There is filed herewith as Exhibit 2 a written agreement relating to the filing of joint acquisition statements as required by Section 240.13d-1(k) under the Securities Exchange Act of 1934, as amended.



                              Page 36 of 49 Pages

                                   SIGNATURES
                                   ----------

         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  January 13, 2006



              /s/ Mark C. Wehrly
              ----------------------------------------
              NOONDAY CAPITAL, L.L.C.,
              On its own behalf and
              as the General Partner of
              NOONDAY ASSET MANAGEMENT, L.P.
              By Mark C. Wehrly,
              Attorney-in-fact


              /s/ Mark C. Wehrly
              ----------------------------------------
              NOONDAY G.P. (U.S.), L.L.C.
              By Mark C. Wehrly,
              Attorney-in-fact


              /s/ Mark C. Wehrly
              ----------------------------------------
              FARALLON PARTNERS, L.L.C.,
              On its own behalf,
              as the General Partner of
              FARALLON CAPITAL PARTNERS, L.P.,
              FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P., TINICUM PARTNERS, L.P. and
              FARALLON CAPITAL OFFSHORE INVESTORS II, L.P.
              and as the Managing Member of
              NOONDAY CAPITAL PARTNERS, L.L.C.
              By Mark C. Wehrly,
              Managing Member



                              Page 37 of 49 Pages

              /s/ Mark C. Wehrly
              ----------------------------------------
              FARALLON CAPITAL MANAGEMENT, L.L.C.
              By Mark C. Wehrly,
              Managing Member


              /s/ Mark C. Wehrly
              ----------------------------------------
              Mark C. Wehrly, individually and as attorney-in-fact for each of David I. Cohen, Chun R. Ding, William F. Duhamel, Charles E. Ellwein, Richard B. Fried, Monica R. Landry, William F. Mellin, Stephen L. Millham, Saurabh
              K. Mittal, Jason E. Moment, Rajiv A. Patel, Derek C. Schrier and Thomas F. Steyer



         The Powers of Attorney executed by Ding and Schrier authorizing Wehrly to sign and file this Schedule 13D on each person's behalf, which were filed with Amendment No. 1 to the Schedule 13D filed with the Securities and Exchange Commission on July 2, 2003, by such Reporting Persons with respect to the Common Stock of Salix Pharmaceuticals, Ltd., are hereby incorporated by reference. The Powers of Attorney executed by Ellwein and Patel authorizing Wehrly to sign and file this Schedule 13D on each person's behalf, which were filed with Amendment No. 4 to the Schedule 13G filed with the Securities and Exchange Commission on January 8, 2004, by such Reporting Persons with respect to the Common Stock of Catalytica Energy Systems, Inc., are hereby incorporated by reference. The Powers of Attorney executed by Noonday G.P. (U.S.), L.L.C., Noonday Asset Management, L.P., Noonday Capital, L.L.C. and Cohen authorizing Wehrly to sign and file this Schedule 13D on each person's behalf, which were filed with Amendment No. 5 to the Schedule 13G filed with the Securities and Exchange Commission on January 10, 2005, by such Reporting Person with respect to the Common Stock of Catalytica Energy Systems, Inc., are hereby incorporated by reference. The Power of Attorney executed by Mittal authorizing Wehrly to sign and file this Schedule 13D on his behalf, which was filed with Amendment No. 6 to the Schedule 13G filed with the Securities and Exchange Commission on October 5, 2005, by such Reporting Person with respect to the Common Stock of Catalytica Energy Systems, Inc., is hereby incorporated by reference. The Power of Attorney executed by Moment authorizing Wehrly to sign and file this Schedule 13D on his behalf, which was filed with the Schedule 13D filed with the Securities and Exchange Commission on January 9, 2006, by such Reporting Person with respect to the Common Stock of Vintage Petroleum, Inc., is hereby incorporated by reference. The Powers of Attorney executed by Duhamel, Fried, Landry, Mellin, Millham and Steyer authorizing Wehrly to sign and file this Schedule 13D on each person's behalf, which were filed with Amendment No. 2 to the Schedule 13G filed with the Securities and Exchange Commission on January 13, 2006, by such Reporting Persons with respect to the Common Stock of Arbor Realty Trust, Inc., are hereby incorporated by reference.




                              Page 38 of 49 Pages

                                                                         ANNEX 1

         Set forth below with respect to the Noonday Sub-adviser Entities, the Management Company and the Farallon General Partner is the following information: (a) name; (b) address; (c) principal business; (d) state of organization; and (e) controlling persons. Set forth below with respect to each Individual Reporting Person is the following information: (a) name; (b) business address; (c) principal occupation; and (d) citizenship.

1.       The First Noonday Sub-adviser
         -----------------------------

         (a) Noonday G.P. (U.S.), L.L.C.
         (b) c/o Noonday Asset Management, L.P.
             227 West Trade Street, Suite 2140
             Charlotte, North Carolina 28202
         (c) Serves as sub-investment adviser to investment funds
         (d) Delaware limited liability company
         (e) Managing Members: David I. Cohen and Saurabh K. Mittal

2.       The Second Noonday Sub-adviser
         ------------------------------

         (a) Noonday G.P. (U.S.), L.L.C.
         (b) c/o Noonday Asset Management, L.P.
             227 West Trade Street, Suite 2140
             Charlotte, North Carolina 28202
         (c) Serves as sub-investment adviser to investment funds
         (d) Delaware limited liability company
         (e) Managing Members: David I. Cohen and Saurabh K. Mittal

3.       The Noonday General Partner
         ---------------------------

         (a) Noonday G.P. (U.S.), L.L.C.
         (b) c/o Noonday Asset Management, L.P.
             227 West Trade Street, Suite 2140
             Charlotte, North Carolina 28202
         (c) Serves as general partner of the Second Noonday Sub-adviser
         (d) Delaware limited liability company
         (e) Managing Members: David I. Cohen and Saurabh K. Mittal

4.       The Noonday Individual Reporting Persons
         ----------------------------------------

         Cohen is a citizen of the United States. Mittal is a citizen of India. The business address of each of the Noonday Individual Reporting Persons is c/o Noonday Asset Management, L.P., 227 West Trade Street, Suite 2140, Charlotte, North Carolina 28202. The principal occupation of each of the Noonday Individual Reporting Persons is serving as managing member of both the First Noonday Sub-adviser and the Noonday General Partner. The Noonday Individual Reporting Persons do not have any additional information to disclose





                              Page 39 of 49 Pages
         with respect to Items 2-6 of the Schedule 13D that is not already disclosed in the Schedule 13D.

5.       The Management Company
         ----------------------

         (a)      Farallon Capital Management, L.L.C.
         (b)      One Maritime Plaza, Suite 1325
                  San Francisco, California  94111
         (c)      Serves as investment adviser to various managed accounts
         (d)      Delaware limited liability company
         (e) Managing Members: Thomas F. Steyer, Senior Managing Member; Chun R. Ding, William F. Duhamel, Charles E. Ellwein, Alice F. Evarts, Richard B. Fried, Monica R. Landry, William F. Mellin, Stephen L. Millham, Jason E. Moment, Rajiv A. Patel, Derek C. Schrier, Gregory S. Swart and Mark C. Wehrly, Managing Members.

6.       The Farallon General Partner
         ----------------------------

         (a)      Farallon Partners, L.L.C.
         (b)      c/o Farallon Capital Management, L.L.C.
                  One Maritime Plaza, Suite 1325
                  San Francisco, California  94111
         (c)      Serves as general partner to investment partnerships
         (d)      Delaware limited liability company
         (e) Managing Members: Thomas F. Steyer, Senior Managing Member; Chun R. Ding, William F. Duhamel, Charles E. Ellwein, Alice F. Evarts, Richard B. Fried, Monica R. Landry, William F. Mellin, Stephen L. Millham, Jason E. Moment, Rajiv A. Patel, Derek C. Schrier, Gregory S. Swart and Mark C. Wehrly, Managing Members.

7.       Managing Members of the Management Company and the Farallon General
         -------------------------------------------------------------------
         Partner
         -------

         Each of the managing members of the Management Company and the Farallon General Partner other than Swart is a citizen of the United States. Swart is a citizen of New Zealand. The business address of each of the managing members of the Management Company and the Farallon General Partner is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 1325, San Francisco, California 94111. The principal occupation of Thomas F. Steyer is serving as senior managing member of both the Management Company and the Farallon General Partner. The principal occupation of each other managing member of the Management Company and the Farallon General Partner is serving as a managing member of both the Management Company and the Farallon General Partner. None of the managing members of the Management Company and the Farallon General Partner has any additional information to disclose with respect to Items 2-6 of the Schedule 13D that is not already disclosed in the
         Schedule 13D.




                              Page 40 of 49 Pages

                                   SCHEDULE A
                                   ----------

                        NOONDAY CAPITAL PARTNERS, L.L.C.
                        --------------------------------

                              NO. OF PAIRED SHARES            PRICE PER
             TRADE DATE            PURCHASED               PAIRED SHARE ($)
            ------------           ---------              -----------------

             12/19/2005              1,300                     11.04
             12/20/2005              2,600                     11.05
             12/21/2005              9,000                     11.11
             12/22/2005              3,600                     11.12
             12/27/2005              2,900                     11.14
             12/27/2005              1,000                     11.14
             12/27/2005              2,500                     11.14
             12/28/2005              2,700                     11.15
             12/28/2005              1,200                     11.15
             12/28/2005              3,000                     11.15
             12/29/2005              1,900                     11.15
             12/29/2005              4,300                     11.15
             12/30/2005              5,700                     11.15
             12/30/2005              2,900                     11.15
               1/3/2006              2,500                     11.15
               1/3/2006              1,300                     11.15
               1/3/2006             16,400                     11.15
               1/4/2006              2,400                     11.15
               1/4/2006              2,400                     11.15
               1/4/2006              2,100                     11.15
               1/5/2006             13,300                     11.15
               1/6/2006              6,000                     11.17
               1/6/2006              4,800                     11.17
              1/10/2006              2,100                     11.17
              1/12/2006              1,500                     11.18



                              Page 41 of 49 Pages

                                   SCHEDULE B
                                   ----------

                         FARALLON CAPITAL PARTNERS, L.P.
                         -------------------------------


                              NO. OF PAIRED SHARES            PRICE PER
             TRADE DATE            PURCHASED               PAIRED SHARE ($)
            ------------           ---------              -----------------

             12/19/2005             12,900                     11.04
             12/20/2005             30,900                     11.05
             12/21/2005             88,500                     11.11
             12/22/2005             36,800                     11.12
             12/27/2005             19,300                     11.14
             12/27/2005              7,600                     11.14
             12/27/2005             22,200                     11.14
             12/28/2005             28,600                     11.15
             12/28/2005             11,300                     11.15
             12/28/2005             25,300                     11.15
             12/29/2005             24,400                     11.15
             12/29/2005             55,600                     11.15
             12/30/2005             38,200                     11.15
             12/30/2005             74,300                     11.15
               1/3/2006            338,700                     11.15
               1/3/2006             25,900                     11.15
               1/3/2006             52,200                     11.15
               1/4/2006             33,700                     11.15
               1/4/2006             33,700                     11.15
               1/4/2006             30,000                     11.15
               1/5/2006            232,500                     11.15
               1/6/2006            100,400                     11.17
               1/6/2006             80,600                     11.17
              1/10/2006             33,100                     11.17
              1/12/2006             16,000                     11.18




                              Page 42 of 49 Pages

                                   SCHEDULE C
                                   ----------

                  FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.
                  ---------------------------------------------

                              NO. OF PAIRED SHARES             PRICE PER
             TRADE DATE            PURCHASED               PAIRED SHARE ($)
            ------------           ---------              -----------------

             12/19/2005             13,300                     11.04
             12/20/2005             30,900                     11.05
             12/21/2005             98,700                     11.11
             12/22/2005             39,800                     11.12
             12/27/2005             31,400                     11.14
             12/27/2005             10,800                     11.14
             12/27/2005             27,100                     11.14
             12/28/2005             38,900                     11.15
             12/28/2005             15,300                     11.15
             12/28/2005             34,100                     11.15
             12/29/2005             26,000                     11.15
             12/29/2005             59,200                     11.15
             12/30/2005             69,600                     11.15
             12/30/2005             35,700                     11.15
               1/3/2006            249,900                     11.15
               1/3/2006             38,300                     11.15
               1/3/2006             19,200                     11.15
               1/4/2006             11,500                     11.15
               1/4/2006             10,200                     11.15
               1/4/2006             11,500                     11.15
               1/5/2006             74,300                     11.15
               1/6/2006             31,700                     11.17
               1/6/2006             25,500                     11.17
              1/10/2006             12,400                     11.17
              1/12/2006              5,200                     11.18





                              Page 43 of 49 Pages

                                   SCHEDULE D
                                   ----------

                FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P.
                ------------------------------------------------


                              NO. OF PAIRED SHARES          PRICE PER
             TRADE DATE            PURCHASED               PAIRED SHARE ($)
            ------------           ---------              -----------------

             12/19/2005              6,000                     11.04
             12/20/2005             10,100                     11.05
             12/21/2005             30,800                     11.11
             12/22/2005             11,200                     11.12
             12/27/2005              3,300                     11.14
             12/27/2005              8,400                     11.14
             12/27/2005              9,600                     11.14
             12/28/2005              7,800                     11.15
             12/28/2005              8,800                     11.15
             12/28/2005              3,500                     11.15
             12/29/2005             12,800                     11.15
             12/29/2005              5,600                     11.15
             12/30/2005             14,300                     11.15
             12/30/2005              7,300                     11.15
               1/3/2006             23,000                     11.15
               1/3/2006              3,500                     11.15
               1/3/2006              1,800                     11.15
               1/4/2006                800                     11.15
               1/4/2006                900                     11.15
               1/4/2006                900                     11.15
               1/5/2006              5,700                     11.15
               1/6/2006              2,600                     11.17
               1/6/2006              2,100                     11.17
              1/10/2006                900                     11.17
              1/12/2006                600                     11.18



                              Page 44 of 49 Pages

                                   SCHEDULE E
                                   ----------

                FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P.
                -------------------------------------------------



                              NO. OF PAIRED SHARES          PRICE PER
             TRADE DATE            PURCHASED               PAIRED SHARE ($)
            ------------           ---------              -----------------

             12/19/2005             2,600                      11.04
             12/20/2005             5,700                      11.05
             12/21/2005            17,900                      11.11
             12/22/2005             6,600                      11.12
             12/27/2005             4,400                      11.14
             12/27/2005             5,000                      11.14
             12/27/2005             1,700                      11.14
             12/28/2005             1,700                      11.15
             12/28/2005             4,400                      11.15
             12/28/2005             3,900                      11.15
             12/29/2005             7,800                      11.15
             12/29/2005             3,400                      11.15
             12/30/2005             8,600                      11.15
             12/30/2005             4,400                      11.15
               1/3/2006             1,300                      11.15
               1/3/2006             2,500                      11.15
               1/3/2006            16,400                      11.15
               1/4/2006               600                      11.15
               1/4/2006               600                      11.15
               1/4/2006               500                      11.15
               1/5/2006             3,800                      11.15
               1/6/2006             1,700                      11.17
               1/6/2006             1,400                      11.17
              1/10/2006               600                      11.17
              1/12/2006               300                      11.18




                              Page 45 of 49 Pages

                                   SCHEDULE F
                                   ----------

                             TINICUM PARTNERS, L.P.
                             ----------------------


                              NO. OF PAIRED SHARES          PRICE PER
             TRADE DATE            PURCHASED               PAIRED SHARE ($)
            ------------           ---------              -----------------

             12/19/2005                900                     11.04
             12/20/2005              1,800                     11.05
             12/21/2005              5,100                     11.11
             12/22/2005              2,000                     11.12
             12/27/2005              1,700                     11.14
             12/27/2005              1,500                     11.14
             12/27/2005                600                     11.14
             12/28/2005                500                     11.15
             12/28/2005              1,200                     11.15
             12/28/2005              1,300                     11.15
             12/29/2005              2,100                     11.15
             12/29/2005                900                     11.15
             12/30/2005              1,500                     11.15
             12/30/2005              2,900                     11.15
               1/3/2006              1,000                     11.15
               1/3/2006                500                     11.15
               1/3/2006              6,600                     11.15
               1/4/2006                800                     11.15
               1/4/2006                900                     11.15
               1/4/2006                900                     11.15
               1/5/2006              5,700                     11.15
               1/6/2006              2,600                     11.17
               1/6/2006              2,000                     11.17
              1/10/2006                900                     11.17
              1/12/2006                400                     11.18




                              Page 46 of 49 Pages

                                  EXHIBIT INDEX

EXHIBIT 2                                Joint Acquisition Statement Pursuant to
                                         Section 240.13d-1(k)














                              Page 47 of 49 Pages

                                                                       EXHIBIT 2
                                                                              to
                                                                    SCHEDULE 13D

                           JOINT ACQUISITION STATEMENT
                        PURSUANT TO SECTION 240.13d-1(k)
                        --------------------------------

         The undersigned  acknowledge and agree that the foregoing  statement on
Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Dated:  January 13, 2006



              /s/ Mark C. Wehrly
              ----------------------------------------
              NOONDAY CAPITAL, L.L.C.,
              On its own behalf and
              as the General Partner of
              NOONDAY ASSET MANAGEMENT, L.P.
              By Mark C. Wehrly,
              Attorney-in-fact


              /s/ Mark C. Wehrly
              ----------------------------------------
              NOONDAY G.P. (U.S.), L.L.C.
              By Mark C. Wehrly,
              Attorney-in-fact




                              Page 48 of 49 Pages

              /s/ Mark C. Wehrly
              ----------------------------------------
              FARALLON PARTNERS, L.L.C.,
              On its own behalf,
              as the General Partner of
              FARALLON CAPITAL PARTNERS, L.P.,
              FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P., TINICUM PARTNERS, L.P. and
              FARALLON CAPITAL OFFSHORE INVESTORS II, L.P.
              and as the Managing Member of
              NOONDAY CAPITAL PARTNERS, L.L.C.
              By Mark C. Wehrly,
              Managing Member


              /s/ Mark C. Wehrly
              ----------------------------------------
              FARALLON CAPITAL MANAGEMENT, L.L.C.
              By Mark C. Wehrly,
              Managing Member


              /s/ Mark C. Wehrly
              ----------------------------------------
              Mark C. Wehrly, individually and as attorney-in-fact for each of David I. Cohen, Chun R. Ding, William F. Duhamel, Charles E. Ellwein, Richard B. Fried, Monica R. Landry, William F. Mellin, Stephen L. Millham, Saurabh
              K. Mittal, Jason E. Moment, Rajiv A. Patel, Derek C. Schrier and Thomas F. Steyer




                              Page 49 of 49 Pages